CONFIDENTIAL

May 16, 2019

Rotor Riot, LLC
10501 South Orange Avenue,
Suite 1110
Orlando, Florida32824
Attn: Chad Kapper

Dear Chad:

The purpose of this letter (the "Letter Agreement") is to set forth the principal terms of a proposal being considered by TimefireVR, Inc., a Nevada corporation (the "Purchaser"), regarding a proposed transaction (the "Transaction") involving the acquisition from the shareholders ("Sellers") of one-hundred (100%) percent of the limited liability company interests of Rotor Riot, LLC (including related businesses, collectively, the "Company") for cash and securities of Purchaser. The Purchaser, the Company and the Sellers are sometimes referred to as the "parties" in this Letter Agreement.

This Letter Agreement expresses only the present intentions of the parties and is not intended to create a binding agreement, except that sections 2, 3, 4, 5, 6 and 7 set forth below (collectively, the "Binding Provisions") shall be the legally binding and enforceable obligations of the parties, in consideration of their undertakings therein and the time and expense associated with each party's review of the proposed transaction. Except as provided in the previous sentence, no party has any obligations with respect to the proposed transaction contemplated hereby unless and until the execution of a definitive agreement or agreements (the "Definitive Agreements") in form and substance satisfactory to the parties and then only to the extent stated therein. The execution of any Definitive Agreements would be subject, among other things, to the satisfactory completion of the Purchaser's, the Company's and the Sellers' due diligence review and investigation of the other party's business and to the approval of the Purchaser's and Company's respective Board of Directors, including financing of the Purchase Price and agreement on the value of the Purchaser's securities issued in connection with the Transaction.

1. Negotiation of Definitive Agreements. It is presently the intention of the parties to negotiate regarding the Purchaser's possible transaction with the Company and the Sellers pursuant to Definitive Agreements along the lines set forth in the term sheet attached hereto as Exhibit A (the "Term Sheet"). The Term Sheet does not constitute a complete statement of the potential Definitive Agreements or a legally binding or enforceable agreement on the part of the Purchaser, the Company or the Sellers. Each of the parties agrees to cooperate in good faith through July 1, 2019 in negotiating Definitive Agreements covering substantially the provisions contained in the Term Sheet.

2. Due Diligence Investigation. Each party and its agents shall afford the other party, and its respective agents, reasonable opportunity and access, at reasonable times, to inspect, investigate and review the assets, liabilities, contracts, technology and ownership of proprietary rights, operations and business of the other party and to discuss the same with the other party's management.

3. Costs. In the event that the Transaction (as defined herein) is consummated, the Purchaser, will be solely responsible for and bear the expenses of legal counsel, accountants or investment bankers, if any, of the parties incurred in connection with pursuing or consummating the transactions contemplated by the Term Sheet, except that the Sellers shall be responsible for their own legal expenses. In the event that the Transaction is not consummated, the parties shall pay their own expenses incurred in connection with pursuing or consummating the transactions contemplated by the Term Sheet.

4. Confidentiality. Each party to this letter agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this letter; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this letter. In the event of a termination of this letter for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party. The obligation of confidentiality under this paragraph shall survive the termination of this letter.

5. No Solicitation. Each of the Sellers and the Company agree that until the termination of this Letter Agreement, they will not negotiate with any person other than the Purchaser with respect to the acquisition of the Company or any part of its business and they will not, and will not permit any of the Company's officers, directors, employees, agents or representatives (including without limitation, investment bankers, attorneys and accountants) to (a) initiate contact with, (b) make, solicit or encourage any inquiries or proposals from, (c) enter into, or participate in, any discussions or negotiations with, (d) disclose, directly or indirectly, any information not customarily disclosed concerning the Company or its business to or (e) afford any access to the Company's properties, books and records to, any person in connection with the sale or other disposition of the Company (including its stock) or any part of its business.

6. Other Matters Regarding Binding Provisions. In the event that Definitive Agreements are not executed on or before July 1, 2019, this Letter Agreement will terminate automatically at such time. In addition, this letter agreement may be terminated at any time by mutual written agreement of the parties. Upon any such termination, no party will be under any further obligation under sections 2 and 5 above; however, all other Binding Provisions will survive any termination or expiration of this Letter Agreement. The Binding Provisions will be governed by and construed under the laws of the State of Nevada without regard to conflicts of laws principles. The Binding Provisions may be amended or modified only by a writing executed by the parties and constitute the entire agreement between the parties with respect to the subject matter hereof.

7. No Liability. The provisions of this Letter Agreement other than the Binding Provisions do not constitute and will not give rise to any legally binding obligation on the part of the Purchaser, the Company or the Sellers. Moreover, except as expressly provided in the Binding Provisions, no past or future action, course of conduct or failure to act relating to the possible acquisition or relating to the negotiation of the terms of the Definitive Agreements, will give rise to or serve as a basis for any obligation or other liability on the part of the Purchaser, the Company or the Sellers.

8. Counterparts. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

If you are in agreement with the foregoing, please sign and return to the undersigned one copy of this Letter Agreement, which thereupon will constitute our agreement with respect to its subject matter.

We look forward to further discussions with you.

By:

Jeffrey Thompson
Chief Executive Officer

Acknowledged and agreed to
on the date set forth above:

By: **ROTOR RIOT, LLC**

By: [signature]
Name: CHAD KAPPER
Title: CEO

Sellers:

By: ______________________________

By: ______________________________

By: ______________________________